EXHIBIT 10.66

Comerica Bank

March 28, 2005

Mr. Thomas J. Mulroney

Vice President, Chief Financial Officer

Provena Foods Inc.

5010 Eucalyptus Ave.

Chino, CA 91710

Re:	Financing Arrangements Between Comerica Bank (“Bank”) and Provena Foods Inc., a/k/a Provena Foods, Inc. (“Borrower”)

Dear Mr. Mulroney:

Please refer to the Loan and Security Agreement dated August 5, 2003, as subsequently modified, the Riders thereto, the Reimbursement Agreement dated December 1, 2003, the Irrevocable Direct Pay Letter of Credit No. 588233-43, Variable Rate Installment Note Dated December 6, 1999 in the amount of $414,788, Variable Rate Installment Note dated July 28, 1999 in the amount of $1,000,000, Variable Rate Installment Note dated September 29, 1999 in the amount of $1,200,000, Deed of Trust dated December 1, 2003 on Chino Property (the “Chino Deed of Trust”), Deed of Trust dated December 1, 2003 on Lathrop Property (the “Lathrop Deed of Trust”), Security Agreement dated December 1, 2003, and any and all documents, instruments and agreements executed in connection with the financing arrangements from Bank to Borrower (collectively, the “Loan Documents”). All amounts due from Borrower to Bank, whether now or in the future, contingent, fixed, primary and/or secondary, including, but not limited to, principal, interest, inside and outside counsel fees, audit fees, costs, expenses and any and all other charges provided for in the Loan Documents shall be known, in the aggregate, as the “Liabilities”. All capitalized terms not defined in this letter agreement (“Agreement”) shall have the meanings described in the Loan Documents.

As of March 25, 2005 the Liabilities include:

Loans (note amount and date)	Principal	Interest
Line of Credit 63002852773-141	$3,725,000.00	$14,498.89
Variable Rate Installment Note Dated December 6, 1999	$1,203,051.75	$7,298.51
Variable Rate Installment Note dated July 28, 1999	$202,381.08	$746.28
Variable Rate Installment Note dated September 29, 1999	$271,475.00	$1,046.31
TOTAL	$5,401,907.83	$23,589.99

-and-

Letters of Credit	Stated Amount
Standby Letter of Credit	$775,000.00
Irrevocable Direct Pay Letter of Credit No. 588233-43	$6,121,813.00

The amounts referenced above are exclusive of interest accruing after March 25, 2005, costs and expenses (including, but not limited to, inside and outside counsel fees).

Borrower has violated the financial covenants contained in Section 6.17 of the Loan and Security Agreement dated August 5, 2003, as subsequently modified (the “LSA”), in particular the Minimum Quick Ratio, the Effective Tangible Net Worth, the Debt to Effective Tangible Net Worth ratio, and Cash Flow, as set forth in the following chart:

Covenants	Required	Actual as of 11/30/04		Actual as of 12/31/04
Minimum Quick Ratio	>0.50:1.0	0.46		0.43
ETNW	>$9,300M	$8,083	M	$8,489	M
D/ETNW	< 2.00: 1.00	2.18		1.99
Cash Flow (measured quarterly)	>1.06X*	0.18		-0.45

*	Requirement increases to 1.25:1 after 12/31/04 under existing covenants.

The Line of Credit is terminable after the giving of notice of same and the Installment Notes are term obligations. As a result of and for the reasons outlined above, Bank hereby accelerates the Line of Credit and the Installment Notes and demands payment in full of all of the Liabilities.

Subject to Borrower’s timely, written acceptance of the following conditions, Bank is willing to forbear until December 15, 2005 (the “Expiration Date”), subject to earlier termination as provided as below, from further judicial action to collect the Liabilities:

General Acknowledgements

1.	Borrower acknowledges the Liabilities as set out in the Loan Documents, the amount of the Liabilities as stated above and the existence of the default.

2.	Future administration of the Liabilities and the financing arrangements between Bank and Borrower shall continue to be governed by the covenants, terms and conditions of the Loan Documents, which are incorporated by this reference, except to the extent that the Loan Documents have been superseded, amended, modified or supplemented by this Agreement or are inconsistent with this Agreement, then this Agreement shall govern.

3.	Borrower acknowledges that Bank is under no obligation to advance funds or extend credit to Borrower pursuant to the Loan Documents, or otherwise.

Sale and Leaseback of Chino Property

4.	Borrower has entered into an agreement with Eucalyptus Avenue, LLC, a California Limited Liability Company, and John M. Meindl and Suzanne S. Meindl, Trustees of the John M. Meindl and Suzanne S. Meindl Trust Dated September 29, 1997 (“Buyer”) for the sale and lease back of the land and two buildings located at 5010 and 5060 Eucalyptus Ave., Chino, California (the “Chino Property”). The gross sale price for the Chino Property is $6,113,776.00. The anticipated date to close the escrow is March 31, 2005.

5.	Bank agrees to a partial discharge of the Deed of Trust on the Chino Property, only, which preserves the liens granted to Bank on Borrower’s machinery, equipment, trade fixtures, and other personal property, subject to satisfaction of the terms of the following paragraphs.

6.	On or before execution of this Agreement, Borrower shall deliver to Bank a fully executed landlord waiver and subordination from Buyer for the Chino Property, in the form attached hereto as Exhibit A.

7.	On or before execution of this Agreement, Borrower shall deliver to Bank an acknowledgement from Buyer that Buyer is not purchasing certain machinery, equipment, trade fixtures, in the from attached as Exhibit B. Borrower acknowledges that Bank has a valid, perfected security interest in those assets.

8.	Bank shall receive all proceeds from the sale of the Chino Property, net of closing costs and expenses, including any broker fee, but not less than $5,658,000.00.

9.	The escrow shall close, and the proceeds disbursed, on or before April 15, 2005.

Application of Net Proceeds From Sale of Chino Property

10.	Bank shall apply the net proceeds from the sale of the Chino Property as follows: first to pay in full the three term notes, being Variable Rate Installment Note Dated December 6, 1999, Variable Rate Installment Note dated July 28, 1999, and Variable Rate Installment Note dated September 29, 1999; then $500,000 applied to the Line of Credit, which will eliminate the $500,000 Overformula Amount under the LSA; then $2,865,000.00 cash collateral (the “Additional Cash Collateral”) to secure the Liabilities, including without limitation the Irrevocable Direct Pay Letter of Credit No. 588233-43, the existing $775,000 standby letter of credit, the additional $775,000 standby letter of credit to be issued in accordance with the terms of this Agreement for Workmen’s Compensation, and for ACH authority; and the balance shall be applied to Line of Credit.

11.	Upon execution of this Agreement, Borrower shall execute and deliver to Bank a pledge agreement evidencing the security interest in the Additional Cash Collateral, the form of which is attached as Exhibit C.

The Line of Credit

12.	Borrower acknowledges and agrees it shall hold in express trust for Bank and immediately surrender in the form received all of its cash inflows to Bank by depositing such inflows into account # 1892271428 maintained at Bank (the “DOF Account”).

13.	Subject to the above application of the net proceeds from the sale of the Chino Property, Bank shall apply the funds received in the DOF Account to the Liabilities owed under the LSA.

14.	The $500,000.00 Overformula Amount permitted in the LSA shall be terminated at the earlier of April 30, 2005, or the close of escrow of the sale of Chino Property.

15.	Paragraph 1 of the Inventory Rider to the LSA is hereby amended and restated in its entirety, as follows:

“1. At the request of Borrower, made at any time and from time to time during the term of the Agreement, and so long as no Event of Default under the Agreement has occurred and Borrower is in full, faithful and timely compliance with each and all of the covenants, conditions, warranties and representations contained in the Agreement, this Rider and/or any other agreement between Bank and Borrower, Bank agrees to lend Borrower Thirty Percent (30%) of the lower of cost or market value of Borrower’s raw materials and finished goods Inventory, and as may be adjusted by Bank, in Bank’s discretion, for age and seasonality or other factors affecting the value of the Inventory, up to a maximum advance outstanding at any one time of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Inventory Cap”), upon Borrower’s concurrent execution and delivery to Bank of a Designation of Inventory, or Certification of Borrowing Base, in form customarily used by Bank. All advances made and to be made pursuant to this Rider are solely and exclusively to enable Borrower to acquire rights in and purchase new Inventory, and Borrower represents and warrants that all advances by Bank pursuant to this Rider will be used solely and exclusively for such purpose; and since such advances will be used for the foregoing purposes, Bank’s security interest in Borrower’s Inventory is and shall be at all times a purchase money security interest as that term is described in Section 9107 of the California Uniform Commercial Code.”

16.	At the earlier of April 30, 2005 or the close of escrow on the sale of the Chino Property, the Inventory Cap shall reduce to One Million Dollars ($1,000,000.00).

17.	Upon the close of escrow for the sale of the Chino Property, the Credit Limit set forth in the LSA shall reduce from Four Million Dollars ($4,000,000.00) to Three Million Five Hundred Thousand ($3,500,000.00).

18.	Interest on the LSA shall accrue at Bank’s “prime rate” (a variable rate of interest announced by Bank from time to time) plus one and a quarter percentage points ( 1.25%)

and shall be due and payable on the first (1st) day of each and every month, effective as of the date of this Agreement, and upon the occurrence of a default under the terms of this Agreement or any further defaults under the Loan Documents, then the Liabilities shall accrue interest at the rate otherwise provided in this Paragraph plus three percentage points (3%).

19.	The financial ratios and covenants specified in Section 6.17 of the LSA are waived through and including May 31, 2005.

20.	Borrower represents and warrants that it does not and will not purchase any goods, produce, commodities, meat, or other items from any party that may assert a trust fund claim under the Packers and Stockyard Act, 7 U.S.C. § 181, et seq, the Perishable Agricultural Commodities Act, 7 U.S.C. § 499a, et seq, or other similar federal or state legislation or regulation.

21.	Upon the close of the escrow of the sale of the Chino Property, and upon receipt of the cash collateral to secure the existing standby letter of credit in full and to secure the standby letter of credit to be issued in accordance with the terms of this Agreement, Section 2.1 of the LSA shall be deemed amended by deleting the phrase “, minus all Letter of Credit Obligations” from the first sentence of Section 2.1.

Standby Letters of Credit

22.	Notwithstanding any provision in the Loan Documents, including without limitation Section 2.3 of the LSA, effective immediately Bank shall have no obligation to issue any further or additional letters of credit.

23.	Bank agrees to issue an additional standby letter of credit to support Borrower’s workmen’s compensation insurance plan, in an amount not to exceed $250,000.00 on or before June 30, 2005, $500,000.00 from July 1, 2005 to September 30, 2005, and thereafter $775,000.00. The additional standby letter of credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Letter of Credit Application and Agreement.

24.	The obligation of Borrower to immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable in accordance with the terms of this Agreement, the LSA and the Letter of Credit Application and Agreement with respect to each such letter of credit. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney’s fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any letters of credit.

25.	The fee for renewing the existing letter of credit and for issuing the additional letter of credit shall be two percent ( 2.00%) per annum of the amount of such letter of credit plus other service charges customarily charged, to be paid on or before renewal or issuance.

26.	Provided that there is no default under the terms of this Agreement and no new or further Event of Default under the Loan Documents, upon receipt of evidence satisfactory to Bank, in its sole discretion, from the beneficiary of the existing $775,000 standby letter of credit that the amount of this letter of credit can be reduced to $592,785, Bank shall release $182,215 of the Additional Cash Collateral, which will be applied to the Liabilities owed under the LSA.

27.	Borrower shall obtain substitute letters of credit for the standby letters of credit on or before the Expiration Date, and deliver to Bank on or before the Expiration Date a release signed by the beneficiary(ies) of the standby letters of credit, in form and substance satisfactory to Bank, in its sole discretion, thereby permitting Bank to cancel the standby letters of credit.

Irrevocable Direct Pay Letter of Credit

28.	Borrower shall obtain a substitute letter of credit for the Irrevocable Direct Pay Letter of Credit No. 588233-43, on or before the Expiration Date, and deliver to Bank on or before the Expiration Date a release signed by the Trustee, who is the beneficiary of the Irrevocable Direct Pay Letter of Credit No. 588233-43, in form and substance satisfactory to Bank, in its sole discretion, thereby permitting Bank to cancel the Irrevocable Direct Pay Letter of Credit No. 588233-43.

Forbearance Fee

29.	Borrower shall pay Bank a forbearance fee of $100,000.00, which fee is deemed earned upon Borrower’s execution of this Agreement, and is not refundable. Borrower shall pay the forbearance fee to Bank upon the earlier of the Expiration Date or a refinancing of the Liabilities.

30.	Borrower shall obtain a credit of $25,000.00 toward the forbearance fee if Borrower delivers to Bank on or before April 15, 2005, a letter of interest signed by a financially capable, reputable financial institution, stating an interest in, and a proposal for, the refinancing and payment in full of the Liabilities, including without limitation the substitution and cancellation of all existing letters of credit, with a closing date to occur on or before June 30, 2005.

31.	Borrower shall obtain a credit of $25,000.00 toward the forbearance fee if Borrower delivers to Bank, on or before May 15, 2005, a firm, unconditional commitment letter issued by a financially capable, reputable financial institution in an amount sufficient to pay in full the Liabilities, including without limitation the substitution and cancellation of all existing letters of credit, with a closing date to occur on or before June 30, 2005.

32.	Borrower shall obtain a credit of $25,000.00 toward the forbearance fee if Borrower pays in full the Liabilities, including without limitation the substitution and cancellation of all existing letters of credit, on or before June 30, 2005.

33.	In the event Borrower has not paid in full the Liabilities, including without limitation the substitution and cancellation of all existing letters of credit, on or before June 30, 2005,

Borrower shall pay Bank an additional monthly forbearance fee of $15,000.00, on the first of each and every month starting on July 1, 2005, through and including December 1, 2005. In the event Borrower pays the Liabilities, including without limitation the substitution and cancellation of all existing letters of credit, on or before November 30, 2005, the obligation to pay the monthly forbearance fee shall terminate effective upon the payment in full of the Liabilities.

Additional Terms and Conditions

34.	Notwithstanding Bank’s demand of the Liabilities, Borrower shall make all monthly principal and interest payments on the term notes and shall make all quarterly payments of the fee for the Irrevocable Direct Pay Letter of Credit No. 588233-43, in the amounts and on the dates specified in the Loan Documents. Borrower shall continue to make all payments required under the Indenture of Trust dated as of December 1, 2003, and under all related documents, agreements and instruments related thereto.

35.	Effective immediately, the ACH authorization shall be reduced from $850,000 to $40,000.

36.	All security interests, pledges, and liens on any and all property of Borrower, including without limitation real property, granted to Bank shall secure all of the Liabilities, including without limitation the Liabilities evidenced by the LSA, the Riders thereto, the Reimbursement Agreement dated December 1, 2003, the Irrevocable Direct Pay Letter of Credit No. 588233-43, Variable Rate Installment Note Dated December 6, 1999, Variable Rate Installment Note dated July 28, 1999, Variable Rate Installment Note dated September 29, 1999, the existing $775,000 standby letter of credit, the standby letter of credit to be issued under this Agreement, this Agreement and any all other present or future Indebtedness of Borrower to Bank. Upon execution of this Agreement, Borrower shall execute and deliver to Bank an amendment to the Deed of Trust on the Lathrop Property and amendment to the Deed of Trust on the Chino Property, in the form attached as Exhibit D. At Borrower’s expense, Bank will obtain mortgage title insurance for both the Lahtrop Property and the Chino Property.

37.	Any Event of Default or Default under any of the Loan Documents shall be a default under this Agreement and an Event of Default or a Default under all of the Loan Documents. Any default under this Agreement shall be an Event of Default or a Default under all of the Loan Documents.

38.	Borrower shall not pay any dividends or bonuses to any shareholder, officer or director of Borrower without Bank’s prior written approval.

39.	Borrower represents and warrants that it currently owes no money to any shareholder, officer, director, or to any company that is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with Borrower.

40.	Borrower shall obtain at its sole cost and expense any approval or consent from any third party necessary to accomplish any of the terms or conditions of this Agreement, and shall deliver evidence of same to Bank.

41.	Borrower acknowledges and agrees that the Loan Documents presently provide for and they shall reimburse for any and all costs and expenses of Bank, including, but not limited to, all inside and outside counsel fees of Bank whether in relation to drafting, negotiating or enforcement or defense of the Loan Documents or this Agreement, including any preference or disgorgement actions as defined in this Agreement and all of Bank’s audit fees, incurred by Bank in connection with the Liabilities, Bank’s administration of the Liabilities and/or any efforts of Bank to collect or satisfy all or any part of the Liabilities. Borrower shall immediately reimburse Bank for all of Bank’s costs and expenses upon Bank’s incurrence thereof or upon demand. Borrower acknowledges and agrees that the standard hourly rates of Miller, Canfield, Paddock and Stone, P.L.C. are reasonable.

42.	Loan payments, interest on the Liabilities, loan administration expenses, including, but not limited to, all inside and outside counsel fees of Bank and Bank’s audit fees, may be charged directly to Borrower’s checking account maintained with Bank.

43.	Borrower will maintain all commercial accounts with Bank.

44.	Borrower has retained Kibel Green Inc. (“Consultant”) effective immediately and shall pay all costs and fees of Consultant, pursuant to a contract between Consultant and Borrower, the terms of which will be acceptable to Bank, for purposes of providing certain management and financial consulting services.

45.	Borrower hereby authorizes Consultant to discuss with Bank the business of the Borrower and to provide to Bank a copy of any report requested by Borrower.

46.	Borrower acknowledges and confirms that it voluntarily retained Consultant and that it remains in control of the business of Borrower.

47.	If Borrower terminates the contract with Consultant, or if Consultant terminates the contract with Borrower, then there will be a default under this Agreement.

48.	In addition to all reporting currently required by the Loan Documents:

a.	Borrower shall provide Bank a summary of Borrower’s accounts payable and accounts receivable as of the last day of each month showing which accounts payable and accounts receivable are up to 30, 31 to 60, 61 to 90, and 91 days or more past the invoice date and listing the names and addresses of creditors and account debtors, as applicable. These summaries are due by the 20th of the following month.

b.	Borrower shall deliver to Bank daily borrowing base certificates, utilizing Bank’s approved form, with Accounts Receivable balances updated daily and Inventory updated monthly.

c.	On or before April 5, 2005, Borrower shall deliver to Bank a 13 week financial projections for statement of income and expense, balance sheet and cash flow for Borrower. Borrower shall update and extend the 13 week financial projections on the 20th of each month.

d.	Borrower shall provide Bank with a monthly report of its actual performance to the projections, with an explanation of any weekly variance exceeding 10%. These monthly reports are due by the 20th of the following month.

e.	Borrower shall provide Bank with company prepared monthly financial statements on or before the 20th of the following month.

f.	Borrower shall provide to Bank with CPA audited financial statements for Borrower’s fiscal year within 90 days after Borrower’s fiscal year end.

49.	Borrower acknowledges and agrees that the Loan Documents presently provide and they shall permit Bank to conduct such fair market value appraisals, collateral audits, inspections, surveys and/or testing, whether for environmental contamination or otherwise, that Bank deems necessary, on any and all real or personal property upon which Bank may possess a mortgage or security interest securing the Liabilities, and the cost of such appraisals, collateral audits, inspections, surveys and testing are part of the costs and expenses for which the Borrower must reimburse Bank. Borrower understands that Bank intends, as of the date of this Agreement, to have collateral audits of Borrower’s Accounts Receivable at least quarterly and collateral audits of Borrower’s Inventory at least semi- annually.

50.	To the extent any payment received by Bank is deemed a preference, fraudulent transfer or otherwise by a court of competent jurisdiction which requires the Bank to disgorge such payment, then such payment will be deemed to have never occurred and the Liabilities will be adjusted accordingly.

51.	Borrower waives after default, pursuant to Section 9-624 of the Uniform Commercial Code as adopted by the governing state (“UCC”), Borrower’s right to require disposition of collateral under subdivision (e) of Section 9-620 of the UCC, Borrower’s right to receive notification of any liquidation, settlement or other disposition of collateral pursuant to Section 9-611 of the UCC and provided this is not a consumer-goods transaction, Borrower’s right to redeem collateral pursuant to Section 9-623 of the UCC.

52.	This Agreement shall be governed and controlled in all respects by the laws of the State of California, without reference to its conflict of law provisions, including interpretation, enforceability, validity and construction.

53.	Bank expressly reserves the right to exercise any or all rights and remedies provided under the Loan Documents and applicable law except as modified herein. Bank’s failure to immediately exercise such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.

54.	This Agreement will inure to the benefit of Bank and all its past, present and future parents, subsidiaries, affiliates, predecessors and successor corporations and all of their subsidiaries and affiliates.

55.	Bank anticipates that discussions addressing the Liabilities may take place in the future. During the course of such discussions, Bank and Borrower may touch upon and possibly reach a preliminary understanding on one or more issues prior to concluding negotiations. Notwithstanding this fact and absent an express written waiver by Bank, Bank will not be bound by an agreement on any individual issues unless and until an agreement is reached on all issues and such agreement is reduced to writing and signed by Borrower and Bank.

56.	As of the date hereof, there are no offers outstanding from Bank to Borrower. Any prior offer by Bank, whether oral or written, is hereby rescinded in full.

57.	The Loan Documents, as amended hereby, the Agreement, and the agreements to be executed in connection with the Agreement constitute the entire agreement of the parties. There are no other agreements, written or oral, between Bank and Borrower, and all prior negotiations of the parties are merged herein. The agreement, covenants and provisions contained herein shall constitute the only evidence of Bank’s consent to modify the terms and provisions of the Loan Documents. Any agreements concerning the Liabilities are expressed only in the existing Loan Documents. The duties and obligations of Borrower and Bank shall be only as set forth in the Loan Documents and this Agreement when executed by all parties.

58.	The terms of this Agreement can be waived, modified or amended solely by a writing signed by the parties to this Agreement. Because this Agreement can be amended, modified or amended solely by a writing that is signed by all parties, each party hereto expressly agrees that it will not rely upon any oral or other non-written waiver, modification or amendment.

59.	Borrower has not relied upon any statement, representation or promise of the Bank or other person or entity in executing this Agreement and the documents and instruments executed in connection herewith, except as expressly stated in this Agreement or in the documents and instruments executed in connection herewith. Nothing contained in this Agreement is intended, nor shall it be construed or deem to confer any rights, powers or privileges on any person, firm partnership corporation or other entity, including any trustee in bankruptcy, not an express party hereto, or a successor or assign or any heir or personal representative.

60.	Notwithstanding this or any prior forbearance, actual or implied of any nature by the Bank, time is hereby declared to be of the essence of the Agreement and the Loan Documents, and Bank requires, and Borrower agrees to, strict performance of each and every covenant, condition, provision and agreement of the Agreement and the Loan Documents.

61.	Borrower agrees to execute any and all additional or supplemental documentation, and provide such further assistance and assurances as Bank may require, in Bank’s sole and absolute discretion, to give full effect of the terms, conditions and intentions of this Agreement.

62.	This Agreement may be executed in counterparts and facsimiles and the counterpart, when properly executed and delivered by the signing deadline, will constitute a fully executed complete agreement.

63.	Borrower and Bank acknowledge and agree that there is currently a dispute between them. Borrower and Bank acknowledge and agree that the right to trial by jury is a constitutional one, but that it may be waived. Each party, after consulting (or having had the opportunity to consult) with counsel of their choice, knowingly and voluntarily, and for their mutual benefit waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this agreement, the loan documents or the liabilities. If the foregoing waiver of the right to trial by jury shall for any reason be declared unenforceable or ineffective, than the parties agree that any of the disputes otherwise subject to that waiver will be litigated under the reference provisions of California code of civil procedure section 638 et seq.

64.	Borrower shall deliver to Bank upon execution of this Agreement the executed judicial reference letter, the form of which is attached as Exhibit E.

65.	Releases.

(a) Effective upon the execution hereof, and notwithstanding any failure of Borrower to satisfy any of the conditions set forth above, Borrower hereby agrees that, without any further act, Comerica is fully and forever released and discharged from any and all claims for damages or losses to Borrower’s property or person (whether theses damages or losses are known or unknown, foreseen or unforeseen, or patent or latent and except with respect to disputing the accuracy of the principal, interest, late fees, and charges which are owed under the Loan Documents) including, without limitation, tort claims, demands, actions and causes of action of any nature, whatsoever arising under or relating to the Loan Documents or any of the transactions related thereto, prior to the date hereof, and Borrower waives application of California Civil Code Section 1542.

(b) Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

“A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c) Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Forbearance Agreement regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

66.	Borrower shall properly execute this Agreement and the other documents referenced herein and hand deliver same to the undersigned by no later than 5:00 p.m. on March 30, 2005.

Bank reserves the right to terminate its forbearance prior to the Expiration Date, in the event of any new defaults under the Loan Documents, defaults under this Agreement, in the event of further deterioration in the financial condition of Borrower or further deterioration in Bank’s collateral position, and/or in the event Bank, for any reason, believes that the prospect of payment or performance is impaired.

Very truly yours,

Garylrick
Vice President
Comerica Bank – Western Division
Special Assets Group, MC 4605
2321 Rosecrans Ave., Suite 5000
El Segundo, CA 90245
(310)297-3017
fax: 297-3039

Borrower’s signature is on next page.

ACKNOWLEDGED AND AGREED:

“BORROWER”

Provena Foods Inc.

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